Exhibit 99.1

InnerScope Advertising Agency, Inc. Announces Name Change to InnerScope Hearing Technologies, Inc.

Stock Symbol to Remain INND

ROSEVILLE, CA - - (Marketwired - - September 18, 2017) - - InnerScope Advertising Agency, Inc. (OTCQB “INND”) has today announced the company's name change to InnerScope Hearing Technologies, Inc. This change has been completed and approved by FINRA and will be effective September 18, 2017. The Company will continue trading under the OTCQB ticker symbol: INND.

Matthew Moore, CEO of INND stated, "We are very pleased that we have concluded being able to change the name of our public entity to InnerScope Hearing Technologies, Inc., as it more accurately describes our core business. We also believe that it gives us the proper name and description to carry out not only our current plans, but our long term corporate strategy of building shareholder value.”

About InnerScope Hearing Technologies, Inc.

InnerScope Hearing Technologies, Inc. (INND) is a technology driven company with highly scalable B2B and B2C solutions. The Company offers a B2B SaaS based Patient Management System (PMS) software program, designed to improve operations and communication with patients. INND also provides a Buying Group experience for the audiology practice enabling owners to lower product costs and increase their margins. INND will also compete in the DTC (Direct-to-Consumer) markets, including revolutionary APPs on the iOS and Android markets.

The Company will also be operating and expanding a chain of audiological and hearing device clinics with a seasoned team of professionals with collectively over 200+ years of experience in the hearing aid industry, including successful operations in hearing aid manufacturing and retail store management. Our team has the knowledge, relationships, and the experience to quickly deploy new products and software to serve the 360 million people around the globe that are hearing impaired. The Company is dedicated to serving the audiology and the retail hearing aid dispensing community and have developed a program to contribute to various hearing aid focused charities. For more information, please visit www.innd.com

Contact:
InnerScope Hearing Technologies, Inc.
Matthew Moore

Matthew@innd.com
916-218-4100
www.innd.com